Responses to N-SAR for 9/30 Funds for the year ended 9/30/17

Income Funds

Exhibit 99.77D

Polices with respect to security investments

During the period covered by this report the First Investors Floating Rate Fund changed its broad based index to the Credit Suisse Leveraged Loan Index. The change was described in a supplement dated May 31, 2017 to the Income Funds Prospectus which was filed with the Securities and Exchange Commission via EDGAR pursuant to Rule 497 on May 31, 2017
(Accession No. 0000898432-17-000613), and is hereby incorporated by reference as part of the response to Item 77D of Form N-SAR

During the period covered by this report each of the First Investors Income Funds, except the First Investors Government Cash Management Fund, disclosed a reduction in the sales charge for Class A shares. The reduction was disclosed in a supplement dated June 12, 2017 to the First Investors Income Funds Prospectus which was filed with the Securities and Exchange Commission via EDGAR pursuant to Rule 497 on June 12, 2017
(Accession No. 0000898432-17-000638), and is hereby incorporated by reference as part of the response to Item 77D of Form N-SAR.

During the period covered by this report the First Investors Government Fund disclosed that it may invest in taxable municipal securities as a principal investment strategy. The additional strategy was described in a supplement dated June 30, 2017 to the Income Funds Prospectus which was filed with the Securities and Exchange Commission via EDGAR pursuant to Rule 497 on
June 30, 2017 (Accession No. 0000898432-17-000695), and is hereby incorporated by reference as part of the response to Item 77D of Form N-SAR.